Exhibit 99.1
NEWS RELEASE

Tesco Corporation Appoints Doug Ramsay
to Board of Directors

HOUSTON, November 30, 2016 -- Tesco Corporation ("TESCO" or the "Company") (NASDAQ: TESO) today announced the appointment of Doug Ramsay to the Board of Directors. Mr. Ramsay has been appointed to sit on both the Compensation and the Corporate Governance and Nominating Committees. His appointment is effective immediately and he will serve until the next annual general meeting.

“We are pleased that Doug has agreed to join the Tesco Board of Directors,” stated Michael Sutherlin, Tesco’s Chairman. “Doug has over thirty years of experience in key leadership positions in the energy services industry, including with Canadian based companies Calfrac Well Services Ltd. and Fracmaster Ltd. We believe his international experience in key markets where Tesco operates and his knowledge of the energy services industry will be a major asset to our Company. The Board of Directors and our management team look forward to his contributions to the organization.”

Mr. Ramsay has 34 years of experience in the energy services industry. He is currently Vice Chairman of the Board of Calfrac Well Services Ltd., a position he has held since January 2014. He was a founder of Calfrac Well Services Ltd., and retired as Chief Executive Officer of that Company in December 2013, a position he held since the company’s inception in September 1999. Earlier, Mr. Ramsay held several management roles with Fracmaster Ltd., most recently as President and member of the board of directors from 1992 to 1994, and Vice President of Sales and Marketing in Canada from 1989 until 1992.

Mr. Ramsay holds a Petroleum Engineering Technologies diploma from the Southern Alberta Institute of Technology.

About Tesco
Tesco Corporation is a global leader in the design, manufacture and service of technology based solutions for the upstream energy industry. The Company's strategy is to change the way people drill wells by delivering safer and more efficient solutions that add real value by reducing the costs of drilling for and producing oil and natural gas. TESCO® is a registered trademark in the United States, Canada and the European Union. Casing Drive System™, CDS™ is a trademark in the United States and Canada.

For further information please contact:
Chris Boone - Chief Financial Officer
Tesco Corporation
(713) 359-7000
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